                         EXECUTIVE EMPLOYMENT AGREEMENT


         This EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into to be effective April 1, 1996 (the "Effective Date"), by and between DAWSON PRODUCTION SERVICES, INC. (together with its successors, the "Company") and JOSEPH B. EUSTACE (the "Executive").

         WHEREAS, the Executive is an individual residing in _______, Texas;

         WHEREAS, the Company is a Texas business corporation engaged in the well-servicing business with its principal place of business in San Antonio, Texas;

         WHEREAS, the Executive has considerable experience, expertise and training in management related to the types of services offered by the Company; and

         WHEREAS, the Company desires and intends to employ the Executive as Vice President of Operations and Chief Operating Officer of the Company pursuant to the terms and conditions set forth in this Agreement; and

         WHEREAS, both the Company and the Executive have read and understood the terms and provisions set forth in this Agreement, and have been afforded a reasonable opportunity to review this Agreement with their respective legal counsel.

         NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Employment Agreement, the Executive and the Company agree as follows:

1.       RESPONSIBILITIES:

         a. The Executive acknowledges and agrees that he shall be employed as Vice President of Operations and Chief Operating Officer of the Company. The Executive covenants and agrees that he will faithfully devote his best efforts and such portion of his time, attention and skill to the business of the Company as is necessary to perform his obligations under this Agreement.

         b. The Executive acknowledges and agrees that he has a fiduciary duty of loyalty to the Company, and that he will not engage in any activity which will or could in any way, harm the business, business interests or reputation of the Company.

         c. The Executive acknowledges and agrees that he will not directly or indirectly engage in competition with the Company at any time during the existence of the employment relationship between the Company and the Executive, and Executive will not on his own behalf, or as another's agent, employee, partner, shareholder or otherwise, engage in any of the same or similar duties and/or responsibilities required by the Executive's position with the Company, other than as an employee of the Company pursuant to this Agreement.





                                                  Executive Employment Agreement
                                                      Joseph B. Eustace - Page 1

         d. The Executive acknowledges and agrees that all information concerning the Company's products, techniques, equipment, pricing, business projections, business plans and strategies, marketing plans, sales techniques, customer contacts, customer needs and prospective customers is highly sensitive and confidential, and has been obtained only through significant effort and expense to the Company; and that, as a result, the Executive must agree to treat this information as highly confidential trade secret information at all times during the existence of the employment relationship between the Company and the Executive, and after the termination of the employment relationship.

2. COMPENSATION: During his employment pursuant to this Agreement, the Company agrees to provide the Executive the following compensation:

         a. BASE SALARY: From the Effective Date until changed as provided in this section, the Company agrees to pay the Executive an annual salary of $125,000.00 during the first year of employment with the Company under this Agreement, payable in at least equal monthly installments in accordance with the Company's ordinary payroll policies and procedures for executive compensation. Such salary shall increase to an annual rate of $132,500.00 on April 1, 1997 and to an annual rate of $140,000.00 on April 1,1998. Such salary shall be subject to withholding for the prescribed federal income tax, social security and other items as required by law and for other items consistent with the Company's policy with respect to health insurance and other benefit plans for similarly situated employees. The above-described annual salary as in effect from time-to-time hereunder is referred to herein as the "Base Salary" subject to renegotiation.

         b. BUSINESS EXPENSES: The Company shall reimburse all reasonable travel and entertainment expenses incurred by Executive in connection with the performance of his duties pursuant to this Agreement. The Executive shall provide the Company with a written monthly accounting of his expenses on a form acceptable to the Company and satisfying any applicable federal income tax reporting or record keeping requirements, within a reasonable time following the end of each month.

         c. DISCRETIONARY INCENTIVE BONUS: In the discretion of the Board of Directors of the Company, and without implying any obligation on the Company ever to award a bonus to Executive, Executive may from time to time be awarded an annual cash bonus during the term of his employment under this Agreement.
If the Company has an executive bonus plan in effect (as any such plan may be amended from time-to-time), the annual bonus to Executive referenced in the preceding sentence shall be in general accordance with such plan and with Executive's status and position with the Company; provided, however, all such bonuses are entirely discretionary with the Board of Directors. If and to the extent a bonus is ever considered for Executive, it is expected that any such bonus will be based not only on Executive's individual performance and his relative position, service tenure and responsibilities with Company, but also on the performance and profitability of the entire business of Company.

         d. EMPLOYEE BENEFITS: The Executive acknowledges and agrees that certain employee benefits will be provided to the Executive incident to his employment as Vice President of





                                                  Executive Employment Agreement
                                                      Joseph B. Eustace - Page 2

Operations and Chief Operating Officer of the Company. During the term of this Agreement, Executive shall be entitled to receive such benefits as are made available to other personnel of the Company in comparable positions, with comparable duties and responsibilities. Any benefits substantially in excess of those granted other salaried employees of Company shall be the subject of prior approval of the Board of Directors. Additionally, for purposes of determining eligibility, funding or vesting with respect to any other benefits, the Executive's prior service with Company and any predecessor of Company shall be deemed to be service with the Company.

3. DURATION: The duration of this Agreement shall be defined and determined as follows:

         a. INITIAL TERM: This Agreement shall continue in full force and effect for three (3) years (the "Initial Term"), commencing on the Effective Date and expiring on April 1, 1999 (the "Expiration Date"), unless terminated prior to the Expiration Date in accordance with Section 3(c).

         b. RENEWAL: This Agreement is not subject to an automatic renewal on the Expiration Date and is renewable only if both parties mutually agree in writing.

         c. TERMINATION: This Agreement may be terminated by the Company as follows:

                 (1) DEATH: In the event of the Executive's death, this Agreement shall terminate immediately, without notice, on the date of the Executive's death; provided, however, that the Company shall pay the Executive's estate the Base Salary that the Executive would have earned for a period of ninety (90) days following the date of death and a pro rated amount of the discretionary incentive bonus, if any, paid to Executive for the prior contract year pursuant to Section 2(c), in the time and manner in which the Executive would have been paid such compensation. In addition, the Executive's designated beneficiaries shall be entitled to receive any life insurance benefits provided to the Executive in accordance with the applicable plan documents and/or insurance policies governing such benefits.

                 (2) DISABILITY: In the event the Executive becomes physically or mentally disabled, as that term is defined by 29 CFR Section 1630.2(g)(1), and is unable to perform the essential functions of his position, with reasonable accommodation, for a period of one hundred eighty (180) consecutive days, this Agreement shall terminate immediately, without notice.

                 (3)      GOOD CAUSE:

                          (a)     This Agreement may be terminated by providing
the Executive with thirty (30) days written notice that the Company is terminating the Agreement for Good Cause, as defined herein ("Notice of Termination for Good Cause") at any time during his employment. In the event that Good Cause exists for terminating this Agreement, the Company may elect to provide the Executive with thirty (30) days pay in lieu of notice, in addition to any other amounts due under this Agreement.





                                                  Executive Employment Agreement
                                                      Joseph B. Eustace - Page 3
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                          (b)     For purposes of this Agreement, "Good Cause"
shall be defined as follows:

                                  i)       Any act or omission constituting
                                  fraud under the law of the State of Texas; or

                                  ii)      Conviction of, or a plea of nolo
                                  contendere to, a felony or any misdemeanor involving moral turpitude; or

                                  iii)     Embezzlement or theft of Company
                                  property or funds; or

                                  iv) The material breach of any provision of this Agreement; or continued gross neglect of his duties under this Agreement; or unauthorized competition with the Company during his employment pursuant to this Agreement; or unauthorized use of Confidential Information (as defined in
                                  Section 9); which is materially detrimental to the Company; or

                                  v)       Engagement in gross misconduct in
                                  the course and scope of his employment with the Company, including, without limitation, dishonesty, unlawful harassment, abuse of alcohol or controlled substances, or fighting.

                          (c)     In the event the Company believes "Good
Cause" exists for terminating this Agreement pursuant to this section, the Company shall be required to give the Executive written Notice of the acts or omissions constituting "Good Cause" ("Cause Notice"), and no Notice of Termination shall be communicated by the Company unless and until the Executive fails to cure such acts or omissions within fifteen (15) days after receipt of the Cause Notice.

                          (d)     In the event the Company communicates Notice
of Termination For Good Cause pursuant to this section, the Executive shall have the right to a hearing before the Board of Directors, within fifteen (15) days after the date such Notice is received, to contest the





                                                  Executive Employment Agreement
                                                      Joseph B. Eustace - Page 4
alleged "Good Cause" for the Notice of Termination. In the event that the Board of Directors affirms the "Good Cause" for termination, the Executive shall have the right to give Arbitration Notice under Section 10(a) prior to the effective date of termination of this Agreement; provided, however, that in the event that the Executive communicates Arbitration Notice, the Company shall have the right to discontinue any payments required under this Agreement (subject to the payment of such amounts into an interest bearing account in accordance with Section 10(b)) and suspend the Executive from performing any duties under this Agreement pending the outcome of the arbitration proceeding.

                 (4)      WITHOUT GOOD CAUSE:

                          (a)     This Agreement shall terminate by the Company
providing thirty (30) days written notice to the Executive that the Company is terminating the Agreement Without Good Cause, as defined herein ("Notice of Termination Without Good Cause"), at any time during his employment; provided, however, that the Company shall be required to pay Severance Pay in accordance with the SEVERANCE provisions in Section 5.

                          (b)     Any termination of this Agreement which is
not for "Good Cause," as defined above, or which does not result from the death of the Executive, or the disability of the Executive, shall be deemed to be a termination "Without Good Cause." Furthermore, in the event that the Company communicates a Notice of Termination for Good Cause, and the arbitrators pursuant to Section 10 determine that no Good Cause exists or existed for the Notice of Termination that was originally communicated, then such Notice of Termination shall be deemed to have been a communication of a Notice of Termination Without Good Cause, as appropriate, for all purposes under this Agreement.

                 (5) RESIGNATION: The Executive shall be entitled to terminate this Agreement by providing the Company with a written Notice of Resignation at least thirty (30) days prior to his intended resignation date, subject to the following provisions:

                          (a)     RESIGNATION FOR GOOD REASON:  The Executive
shall have the right to resign for any "Good Reason," as defined herein, and such resignation shall be deemed to be a termination "Without Good Cause" as defined in Section 3(c)(4) for all purposes under this Agreement, including the "Change in Control" provisions set forth in Section 4 and the Severance provisions set forth in Section 5. For purposes of this Section, the term "Good Reason" shall be defined as:

                          i) The Company's failure in any material respect to perform any provision of this Agreement; or

                          ii) Any material changes in the duties and responsibilities of the Executive under this Agreement without the written consent of the Executive; or





                                                  Executive Employment Agreement
                                                      Joseph B. Eustace - Page 5

                          iii) The hiring or promotion by the Company of another executive employee to a position of equal or greater responsibility for the management of the Company without the written consent of the Executive; or

                          iv) The Company's directing the Executive to work at a location other than the Company's principal office.

                 (b) RESIGNATION WITHOUT GOOD REASON: Any resignation by the Executive for any reason other than "Good Reason," as defined above, shall be deemed to be a resignation "Without Good Reason." In the event of a Resignation Without Good Reason, the "Change in Control" provisions in Section 4 and the Severance provisions in Section 5 shall be inapplicable.

4. CHANGE OF CONTROL: The parties acknowledge that the Executive has agreed to assume the position of Vice President of Operations and Chief Operating Officer to enter into this Agreement based upon his confidence in the current shareholders of the Company and the support of the Board of Directors for the development of a new strategy for the Company. Accordingly, if the Company should undergo a "Change of Control," as defined in this section, the parties agree as follows:

         a. DEFINITIONS: For purposes of this Agreement, a "Change of Control" shall be deemed to exist in the event that any of the following occurs:

                 (1) a change in the ownership of the capital stock of the Company where a corporation, person or group acting in concert (a "Person") as described in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), holds or acquires, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of shares of capital stock of the Company which constitutes 40% or more (or, 30% or more in the event the Company is subject to the reporting requirements of Sections 12 or 15(d) under the Exchange Act) of the combined voting power of the Company's then outstanding capital stock then entitled to vote generally in the election of directors; or

                 (2) the persons who were members of the Board of Directors immediately prior to a tender offer, exchange offer, contested election or any combination of the foregoing, cease to constitute a majority of the Board of Directors of the Company; or





                                                  Executive Employment Agreement
                                                      Joseph B. Eustace - Page 6
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                 (3)      a dissolution of the Company, or the adoption by the
                          Company of a plan of liquidation, or the adoption by the Company of a merger, consolidation or reorganization involving the Company in which the Company is not the surviving entity, or a sale of all or substantially all of the assets of the Company
                          (for purposes of this Agreement, a sale of all or substantially all of the assets of the Company shall be deemed to occur if any Person acquires, or during the 12-month period ending on the date of the most recent acquisition by such Person, has acquired, gross assets of the Company that have an aggregate fair market value equal to 50% or more of the fair market value of all of the gross assets of the Company immediately prior to such acquisition or acquisitions); or

                 (4) a tender offer or exchange offer is made by any Person which, if successfully completed, would result in such Person beneficially owning (within the meaning of Rule 13d-3 promulgated under the Exchange
                          Act) either 50% or more of the Company's outstanding shares of Common Stock or shares of capital stock having 50% or more of the combined voting power of the Company's then outstanding capital stock (other than an offer made by the Company), and sufficient shares are acquired under the offer to cause such person to own 30% or more of the voting power; or

                 (5) a change in control is reported or is required to be reported by the Company in response to either Item 6(e) of Schedule 14A of Regulations 14A promulgated under the Exchange Act or Item 1 of Form 8-K promulgated under the Exchange Act, which change in control has not been approved by a majority of the Board of Directors then in office who were directors at the beginning of the two-year period ending on the date the reported change in control occurred; or

                 (6) during any period of two consecutive years, individuals who, at the beginning of such period constituted the entire Board of Directors of the Company, cease for any reason (other than death) to constitute a majority of the directors, unless the election, or the nomination for election, by the Company's stockholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period.





                                                  Executive Employment Agreement
                                                      Joseph B. Eustace - Page 7

For purposes of Section 4(a)(1) above, if a Person were the beneficial owner of 30% or more or 40% or more, as applicable, of the combined voting power of the Company's then outstanding securities as of the Effective Date and such Person thereafter accumulates more than 5% of additional voting power, a Change of Control of the Company shall be deemed to have occurred, notwithstanding anything in this Agreement to the contrary. A Change of Control shall include any other transactions or series of related transactions occurring which have substantially the same effect as the transactions specified in any of the preceding clauses of Section 4(a)(1)-(6). However, a Change of Control shall not be deemed to occur if a Person becomes the beneficial owner of the applicable percentage or more (as referenced above) of the combined voting power of the Company's then outstanding securities solely by reason of the Company's redemption or repurchase of securities; but further acquisitions by such Person that cause such Person to be the beneficial owner of the applicable percentage or more (as referenced above) of the combined voting power of the Company's then outstanding securities shall be deemed a Change of Control.

         b. VESTING OF STOCK OPTIONS: In the event of a Change of Control, as defined in this section, all stock options then held by the Executive for the purchase of equity securities of the Company shall immediately become vested, effective on the date of the Change of Control.

5. SEVERANCE: Upon termination, Executive shall be entitled to the following:

         a. If the Company terminates this Agreement Without Good Cause as that term is defined in Section 3(c)(4)(b) of this Agreement, except as provided in Section 5(b) herein, Company agrees to pay to Executive a cash payment equal to the sum of: (i) one year's salary of the Executive's then current, annualized Base Salary, less statutory payroll deductions; (ii) all accrued benefits; and (iii) a prorated amount of any incentive compensation paid to Executive for the prior year.

         b. In the event this Agreement is terminated within 12 months after the date of a Change of Control as that term is defined in Section 4(a), by the Company communicating a Notice of Termination Without Good Cause, the Company agrees to pay the Executive a cash payment equal to the sum of: (i) eighteen (18) months' salary of the Executive's then current, annualized Base Salary less statutory payroll deductions; (ii) all accrued benefits; and (iii) a prorated amount of any incentive compensation paid to Executive for the prior year.

         c. If Executive terminates this Agreement for "Good Reason" as that term is defined in Section 3(c)(5)(a) of this Agreement within 12 months after a Change of Control, Company shall pay to Executive a cash payment equal to the sum of: (i) one (1) year's salary of the Executive's then current, annualized salary less statutory payroll deductions; (ii) all accrued benefits; and (iii) a prorated amount of any incentive compensation paid to Executive for the prior year.

         d. If Company terminates this Agreement For Good Cause as that term is defined in Section 3(c)(3)(b) of this Agreement, Executive shall not be entitled to receive any additional salary, benefits or incentive compensation beyond those earned or accrued as of the effective date of the termination.





                                                  Executive Employment Agreement
                                                      Joseph B. Eustace - Page 8

         e. Any termination of the Executive's employment shall not release either Company or Executive from its or his respective obligations to the date of termination nor from the provisions of Sections 8 and 9 hereof.

         f. In the event this Agreement is terminated by the Company (i) without "Good Cause"; (ii) upon the death or disability of the Executive as that term is defined in Section 3(c)(1)-(2) of this Agreement; or (iii) by the Executive for Good Reason, all stock options then held by the Executive for the purchase of equity securities of the Company shall immediately become vested upon the effective date of the termination.

         g. TERMS OF PAYMENT: Severance pay required pursuant to this Section shall be payable in cash on at least a monthly basis over the period of time for which severance payments are due.

         h. EXCEPTIONS: The severance payments described above shall not be payable under this section in any of the following circumstances:

                 (1) In the event that this Agreement is terminated as a result of the death or disability of the Executive, as provided in Sections 3(c)(1)-(2);

                 (2) In the event that this Agreement is terminated pursuant to a Notice of Termination for Good Cause communicated by the Company, as provided in Section 3(c)(3) and such termination is affirmed by the arbitrators after an arbitration proceeding under Section 10; or

                 (3) In the event that the Executive communicates Notice of Resignation Without Good Reason as defined in Section 3(c)(4)(b).

         i. EXCLUSIVITY: The Company and the Executive acknowledge and agree that the severance payments required under this section are intended to be exclusive and to supersede any severance pay plans or policies adopted by the Company and that the Executive shall not be entitled to any additional severance compensation under any other severance plan or policy adopted by the Company.

6. STOCK OPTIONS: In the sole discretion of the Board of Directors of the Company, and without implying any obligation on Company, Company may grant Executive options to purchase from the Company shares of the Company's common stock (the "Option Stock") during the terms of his employment under this Agreement. Executive shall be considered for the grant of options under any option grant program the Company may have in effect from time-to-time, consistent with the terms of any such program and with Executive's status and position with the Company; provided, however, the grant of any option to purchase stock shall be entirely discretionary with the Board of Directors. If and to the extent the Company ever considers granting Executive an option to purchase Option Stock, such grant will be based not only on the Executive's individual performance and his relative position, service tenure and responsibilities with the Company, but also on the performance and profitability of the entire Company.





                                                  Executive Employment Agreement
                                                      Joseph B. Eustace - Page 9

         a. STATUS OF THE EXECUTIVE: The Executive shall not be considered a stockholder of the Company with respect to any shares of Option Stock, except to the extent that the shares of Stock have been purchased by and issued to the Executive.

         b. EXERCISE OF OPTIONS: Executive shall have the right to exercise any option to purchase part of the Option Stock granted to him by Company after such option has vested in accordance with the vesting provisions set forth in the option agreement, if any, reflecting the grant of options by the Company.

7. SUCCESSORS AND ASSIGNS: The parties acknowledge and agree that this Agreement may not be assigned by either party without the written consent of the other party. In the event of a "Change of Control" as defined in Section 4(a), the Company's obligations under this Agreement shall be assumed by the person or entity that survives such transaction, or by the person purchasing assets constituting such Change of Control. In the event of the Executive's death, this Agreement shall be enforceable by the Executive's estate, executors or legal representatives, but only to the extent that such persons may collect any compensation (including through the exercise of stock options) due to the Executive under this Agreement.

8. INDEMNIFICATION: During and after the employment of the Executive pursuant to this Agreement, the Company shall indemnify the Executive against all judgments, penalties, fines, assessments, losses, amounts paid in settlement and reasonable expenses (including, but not limited to, attorneys' fees) for which the Executive may become liable as a result of his performance of his duties and responsibilities pursuant to this Agreement, to the fullest extent permissible under the laws of the State of Texas. This provision shall be in addition to any other provisions of the Company's Articles of Incorporation, Bylaws or Indemnification Agreements providing for indemnification to the Executive.

9. NON-COMPETITION AND NON-DISCLOSURE: The Company and the Executive agree as follows:

         a. During and after his employment by the Company, the Executive agrees that he shall not directly or indirectly disclose any Confidential Information, as defined in this section, unless such disclosure is: (i) to an employee of the Company or its subsidiaries; or (ii) to a person to whom disclosure is reasonably necessary or appropriate in connection with the performance of his duties as an executive of the Company; or (iii) authorized in writing by the Board of Directors; or (iv) required by any Court or administrative agency.

         b. In the event that this Agreement is terminated for any reason, the Executive agrees that he shall promptly return all records, files, documents, materials and copies relating to the business of the Company or its subsidiaries which came into the possession of the Executive during his employment pursuant to this Agreement.

         c. For purposes of this Agreement, the term "Confidential Information" shall be defined as any information relating to the business of the Company or its subsidiaries which is not generally available to the public and which the Company takes affirmative steps to maintain as





                                                  Executive Employment Agreement
                                                     Joseph B. Eustace - Page 10
confidential. The term shall not include any information that the Executive was aware of prior to the date of initial employment by the Company, information that is a matter of any public record, information contained in any document filed or submitted to any governmental entity, any information that is common knowledge in any industry in which the Company does business, any information that has previously been made available to persons who are not employees of the Company or any information that is known to the Company's competitors.

         d. In the event that the Executive's employment with the Company is terminated for any reason, the Executive covenants and agrees not to compete with the Company by engaging in the business of providing: (i) workover rig services, including completion of new wells, maintenance and recompletion of existing wells (including horizontal recompletions) and plugging and abandonment of wells at the end of their useful lives; (ii) liquid services, including vacuum truck services, frac tank rental and salt water injection; and/or (iii) production services, including well test analysis, pipe testing, slickline wireline services and fishing and rental tool services for the period of time by which the Executive's severance payment, if any, is measured. The geographic scope of this non-compete provision shall be: (i) in Texas south of a line from the following Texas towns: Del Rio, Bryan, and Jasper; and (ii) within 50 miles from Iraan, Texas and from Pampa, Texas.

         e. In the event that Executive violates any of the Non-Competition or Non-Disclosure provisions set forth in this Agreement, Executive acknowledges and agrees that the Company will suffer immediate and irreparable harm which cannot accurately be calculated in monetary damages. Consequently, Executive agrees that the Company shall be entitled to immediate injunctive relief, either by temporary or permanent injunction, to prevent any such violations. Executive agrees that this relief shall be in addition to any other legal or equitable relief to which the Company would be legally entitled under Texas law.

10.      ARBITRATION:  The Company and the Executive agree as follows:

         a. Any claim or controversy arising out of or relating to this Agreement, or any breach of this Agreement, shall be settled by final and binding arbitration in the city of San Antonio, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date the claim or controversy arises. The Executive and the Company agree that either party must request arbitration of any claim or controversy within sixty (60) days of the date the claim or controversy first arises, by giving written notice of the party's request for arbitration ("Arbitration Notice"). Failure to effectively communicate the Arbitration Notice within the time limitation set forth in this section shall constitute a waiver of the claim or controversy.

         b. In the event that any dispute arising under this Agreement concerns any payment required to be made under any provision of this Agreement, either party agrees to deposit the amount of the disputed payment in an interest bearing account with a financial institution acceptable to the other party within five (5) days after either party effectively communicates its Arbitration Notice. In the event that any dispute arising under this Agreement concerns the amount of any payment required to be made under any provision of this Agreement, either party





                                                  Executive Employment Agreement
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
agrees to pay the undisputed portion of the payment to the other party and deposit the disputed portion of the payment in an interest bearing account with a financial institution acceptable to the other party within five (5) days after either party effectively communicates its Arbitration Notice.

         c. All claims or controversies subject to arbitration under this Agreement shall be submitted to an arbitration hearing within thirty (30) days after the Arbitration Notice is communicated. All claims or controversies shall be resolved by a panel of three (3) arbitrators selected in accordance with the applicable Commercial Arbitration Rules. Either party may request that the arbitration proceeding be stenographically recorded by a Certified Shorthand Reporter. The arbitrators shall issue a written decision with respect to all claims or controversies submitted under this section within thirty (30) days after the completion of the arbitration hearing. The parties are entitled to be represented by legal counsel at any arbitration hearing and each party shall be responsible for its own attorneys' fees. The Company shall be responsible for paying for all expenses in the event of any arbitration under this section.

         d. The parties agree that this section may be specifically enforced by either party, and submission to arbitration compelled, by any court of competent jurisdiction. The parties further acknowledge and agree that the decision of the arbitrators may be specifically enforced by either party in any court of competent jurisdiction.

11. RULES OF CONSTRUCTION: The following provisions shall govern the interpretation and enforcement of this Agreement:

         a. SEVERABILITY: The parties acknowledge and agree that each provision of this Agreement shall be enforceable independently of every other provision. Furthermore, the parties acknowledge and agree that, in the event any provision of this Agreement is determined to be unenforceable for any reason, the remaining covenants and/or provisions will remain effective, binding and enforceable.

         b. WAIVER: The parties acknowledge and agree that the failure of either to enforce any provision of this Agreement shall not constitute a waiver of that particular provision, or of any other provisions, of this Agreement.

         c. CHOICE OF LAW/VENUE: The parties acknowledge and agree that except as specifically provided otherwise in this Agreement, the law of Texas will govern the validity, interpretation and effect of this Agreement and any other dispute relating to, or arising out of, the employment relationship between the Company and the Executive. Proper venue for any litigation or arbitration concerning this Agreement shall be in San Antonio, Texas.

         d. MODIFICATION: The parties acknowledge and agree that this Agreement constitutes the complete and entire agreement between the parties; that the parties have executed this Agreement based upon the express terms and provisions set forth herein; that the parties have not relied on any representations, oral or written, which are not set forth in this Agreement; that no previous agreement, either oral or written, shall have any effect on the terms or provisions of this Agreement; and that all previous agreements, either oral or written, are expressly superseded and





                                                  Executive Employment Agreement
                                                     Joseph B. Eustace - Page 12
revoked by this Agreement. In addition, the parties acknowledge and agree that the provisions of this Agreement may not be modified by any subsequent agreement unless the modifying agreement (i) is in writing (ii) contains an express provision referencing this Agreement (iii) is signed by the Executive and (iv) is approved by the Board of Directors.

         e. EXECUTION: The parties agree that this Agreement may be executed in multiple counterparts, each of which shall be deemed an Original for all purposes.

         f. HEADINGS: The parties agree that the subject headings set forth at the beginning of each section in this Agreement are provided for ease of reference only, and shall not be utilized for any purpose in connection with the construction, interpretation or enforcement of this Agreement.

12. LEGAL CONSULTATION: The parties acknowledge and agree that both parties have been accorded a reasonable opportunity to review this Agreement with legal counsel prior to executing the agreement.

13. NOTICES: The parties acknowledge and agree that any and all Notices required to be delivered under the terms of this Agreement shall be forwarded by personal delivery or certified U.S. mail. Notices shall be deemed to be communicated and effective on the day of receipt. Such Notices shall be addressed to each party as follows:

         JOSEPH B. EUSTACE

         ---------------------

         ---------------------

         DAWSON PRODUCTION SERVICES, INC.
         901 N.E. Loop 410, Suite 700
         San Antonio, Texas  78209

With a copy to:

         J. Rowland Cook, Esq.
         Jenkens & Gilchrist,
         A Professional Corporation
         2200 One American Center
         600 Congress Avenue
         Austin, Texas  78701

Any party hereto may change its or his address for the purpose of receiving notices and other communications as herein provided by a written notice given in the manner aforesaid to the other party or parties hereto.





                                                  Executive Employment Agreement
                                                     Joseph B. Eustace - Page 13

         EXECUTED on this 6th day of March, 1996.

                            JOSEPH B. EUSTACE



                            /s/Joseph B. Eustace
                            ------------------------------------------------

                            DAWSON PRODUCTION SERVICES, INC.



                            By:/s/Michael E. Little
                               ---------------------------------------------
                            Name:  Michael E. Little
                            Title: President and Chief Executive Officer






                                                  Executive Employment Agreement
                                                     Joseph B. Eustace - Page 14